Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Genesis Pharmaceuticals Enterprises, Inc

We consent to the use, in the Amendment No. 1 to Registration Statement of Form S1, of our report dated September 28, 2007 on the consolidated financial statements of Karmoya International Limited and Subsidiaries as of June 30, 2007 and 2006 and each of the years in the three-year period ended June 30, 2007, included in this Amendment No. 1 to Registration Statement on Form S1/A of Genesis Pharmaceuticals Enterprises, Inc.

We also consent to the reference of our firm under the caption “Experts” in such Amendment No. 1 to Registration Statement on Form S1/A.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

August 25, 2008